EXHIBIT 99.1

Press release

Linde Announces CEO and Chairman Succession

Guildford, UK, October 25, 2021 – Linde (NYSE: LIN; FWB: LIN) today announced its Board of Directors has appointed Sanjiv Lamba to succeed Steve Angel as Chief Executive Officer and Steve Angel to succeed Wolfgang Reitzle as Chairman, effective March 1, 2022.

Lamba was named Linde’s Chief Operating Officer in October 2020. Throughout his more than 30-year tenure with Linde, he served in various leadership roles including Executive Vice President APAC, Head of Regional Business units (South & South East Asia) and Managing Director India. In addition to his appointment as CEO, Lamba will join Linde’s Board of Directors, effective March 1, 2022.

“I am truly honored to lead this outstanding company into the future,” said Lamba. “Linde is exceptionally well-positioned to capitalize on profitable growth opportunities in several end markets, including electronics, healthcare and clean energy. I look forward to working with the talented Linde team to continue driving our high-performance culture and create sustainable value for Linde shareholders.”

Angel was named Chief Executive Officer of Linde plc in 2018, having successfully led the merger of Linde AG and Praxair into the world’s largest global industrial gases and engineering company. Under his leadership, the company implemented a culture of operational excellence and capital discipline which, when combined with industry leading growth, generated 100% Total Shareholder Return over the last three years. Prior to his role as Linde CEO, Angel served as Chairman, President and CEO of Praxair, Inc. since 2007.

“It has been a privilege to lead Linde to become the best performing industrial gases and engineering company in the world,” said Angel. “As Chairman, I look forward to working with Sanjiv as we further strengthen Linde’s reputation for excellence. I’m confident that under Sanjiv’s leadership, Linde will maintain our high-performance culture, aggressively implement our new sustainability goals and leverage the many growth opportunities we have in front of us to create significant shareholder value.” Angel continued, “I want to thank Wolfgang for his partnership in enabling our highly successful merger and his leadership as Chairman of the Board of Directors.”

Reitzle retires from Linde after nearly 20 years with the company, during which he served as President and CEO of Linde AG and Chairman of the Supervisory Board of Linde AG.

“It was an honor to work with Linde’s outstanding board members and senior management throughout my tenure as Chairman,” said Reitzle. “I’m pleased to know Steve will now lead the Board of Directors and Sanjiv will be at the helm of the company. Linde could not be in better hands.”

About Linde
Linde is a leading global industrial gases and engineering company with 2020 sales of $27 billion (€24 billion). We live our mission of making our world more productive every day by providing high-quality solutions, technologies and services which are making our customers more successful and helping to sustain and protect our planet.

Press release

The company serves a variety of end markets including chemicals & refining, food & beverage, electronics, healthcare, manufacturing and primary metals. Linde's industrial gases are used in countless applications, from life-saving oxygen for hospitals to high-purity & specialty gases for electronics manufacturing, hydrogen for clean fuels and much more. Linde also delivers state-of-the-art gas processing solutions to support customer expansion, efficiency improvements and emissions reductions.

For more information about the company and its products and services, please visit www.linde.com.

Contacts:
Investor Relations Juan Pelaez Phone: +1 203 837 2213 Email: juan.pelaez@linde.com	Media Relations Anna Davies Phone: +44 1483 244705 Email: anna.davies@linde.com